EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 2, 2014, relating to the consolidated financial statements for the fiscal year ended February 28, 2014 of E2open, Inc. and subsidiaries (collectively, the “Company”), appearing in the Annual Report on Form 10-K of E2open, Inc. for the year ended February 28, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

May 2, 2014